FOR IMMEDIATE RELEASE
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                                                        Contact: Dwight V. Neese
                                                                       President
                                                            203 West Main Street
                                                            Union, SC 29379-0866
                                                                  (864) 429-1863

                        UNION FINANCIAL BANCSHARES, INC.
               ANNOUNCES PLAN TO CONVERT PROVIDENT COMMUNITY BANK
                            TO NATIONAL BANK CHARTER

UNION, SOUTH CAROLINA - March 7, 2003; Union Financial Bancshares, Inc. (Nasdaq:
UFBS) announced today that it has submitted an application to the Office of the Comptroller of the Currency to convert the charter of its banking subsidiary, Provident Community Bank, from a federal savings bank to a national bank. Union Financial Bancshares, Inc. will subsequently be submitting an application to the Federal Reserve Board to become a bank holding company. The charter change will not have any significant financial or regulatory impact or affect Provident Community Bank's current activities. Subject to receiving the necessary regulatory approvals, the charter conversion is expected to be completed in mid 2003.

Dwight V. Neese, President and Chief Executive Officer of Provident Community Bank and Union Financial Bancshares, Inc., commented: "We have had considerable success as a federal savings bank and have enjoyed an excellent relationship with the Office of Thrift Supervision as our regulator. We have determined, however, that converting to a national bank best positions Provident Community Bank to compete in the 21st century marketplace. Over the last few years we have been expanding our product offering to include a broader range of consumer and commercial loan products. We believe the national bank charter will be a better fit as we transform our balance sheet and product mix to more effectively pursue a community banking strategy. "

As previously announced on January 29, 2003, the Board of Directors of Union Financial Bancshares, Inc. approved the repurchase of up to 98,000 shares, or approximately 5% of the Corporation's outstanding common stock. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will be held in treasury.

About Union Financial Bancshares, Inc.:
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At December 31, 2002, Union Financial Bancshares, Inc. had $331.6 million in total assets and total stockholders' equity of $27.8 million. Union Financial Bancshares, Inc. owns Provident Community Bank, which operates six banking locations in the upstate of South Carolina. For additional information, visit the bank's web site at www.provcombank.com.
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